Exhibit 99.1

NEWS RELEASE
Contacts: Jerri Fuller Dickseski (Media) jerri.dickseski@hii-co.com 757-380-2341 Andy Green (Investors) andy.green@hii-co.com 757-688-5572

Huntington Ingalls Industries Reports First Quarter Results

•	Successfully spun off as independent company on March 31, 2011
•	Sales were $1.68 billion for the first quarter 2011
•	Diluted EPS for the quarter was $0.92
•	Significant milestones achieved on major programs in each segment
•	Backlog steady at $17.4 billion

NEWPORT NEWS, Va. (May 11, 2011) – Huntington Ingalls Industries, Inc. (HII) reported first quarter 2011 sales of $1.68 billion, down 1.6 percent from the same period last year, and operating margin of 5.0 percent, essentially flat year over year. First quarter earnings per share was $0.92, up from $0.85 in 2010. New business awards for the 2011 first quarter totaled $1.7 billion, bringing total backlog to $17.4 billion as of March 31, 2011.

“As a newly independent company, we are focused on providing high-quality products and services to our customers, the U.S. Navy and Coast Guard,” said Mike Petters, HII’s president and chief executive officer. “We remain committed to maintaining our strong performance in our Newport News business and continuing our actions at Ingalls Shipbuilding to improve profitability. During the first quarter we hit several major milestones on key programs, and we expect to maintain this momentum throughout the remainder of the year.”

First Quarter Highlights

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2011	2010	$ Change	% Change
Sales	$1,684	$1,712	$(28)	(1.6)%
Total segment operating income	84	99	(15)	(15.2)%
Total operating income	85	87	(2)	(2.3)%
Operating margin %	5.0%	5.1%
Net income	45	41	4	9.8%
Diluted EPS	$0.92	$0.85	$0.07	8.2%
Weighted average diluted shares outstanding	49	49

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com

First quarter consolidated sales decreased $28 million from the same period in 2010, driven by higher sales volume on the CVN-78 Gerald R. Ford, CVN-71 USS Theodore Roosevelt, National Security Cutter (NSC) and SSN-774 Virginia-class submarine construction programs, which were more than offset by lower sales volume on the LPD and DDG-51 programs and the completion of the CVN-65 USS Enterprise drydocking and selected maintenance in 2010.

Segment operating income in the quarter was $84 million, down $15 million from the year earlier period. Total operating income was $85 million, down from $87 million last year. The results for the first quarter of 2010 include $17 million of business interruption insurance recovery related to Hurricane Ike, which was partially offset by unfavorable performance in the LPD program, and 2011 includes the impact of lower margins on CVN-78 Gerald R. Ford.

Awards

The value of new contract awards during the three months ended March 31, 2011, was approximately $1.7 billion, for a total company backlog of $17.4 billion at the end of the quarter. New awards included $1.1 billion for construction of LPD-26, $206 million for continuation of advance planning efforts for the CVN-72 USS Abraham Lincoln Refueling and Complex Overhaul (RCOH), and $90 million for long-lead material procurement activities for the U.S. Coast Guard’s fifth National Security Cutter. The company also received a $25 million award for maintenance and repair work to be performed on submarine SSN-753 USS Albany.

Operating Segment Results

Ingalls Shipbuilding

	Three Months Ended March 31,
($ in millions)	2011	2010	$ Change	% Change
Sales	$761	$827	$(66)	(8.0)%
Operating income	17	24	(7)	(29.2)%
Operating margin %	2.2%	2.9%

Ingalls revenues for the quarter decreased $66 million, or 8.0 percent, from the same period in 2010, primarily driven by lower volume on DDGs and the LPD program, partially offset by higher sales in the NSC program. The decrease in DDGs was primarily due to lower sales volume following delivery of DDG-107 in the third quarter of 2010 and DDG-110 in the first quarter of 2011. The increase in NSC volume was primarily due to NSC-4, awarded in the fourth quarter of 2010.

Operating income for the quarter was $17 million compared with $24 million in the same period in 2010. The results for the first quarter of 2010 include $17 million of business interruption insurance recovery related to Hurricane Ike, which was partially offset by unfavorable performance in the LPD program.

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com

Key Ingalls program milestones for the quarter:

•	Launched LPD-23 Anchorage at the Avondale shipyard
•	Delivered DDG-110 USS William P. Lawrence, the latest ship in the DDG-51 destroyer class
•	Christened LPD-24 Arlington at the Pascagoula shipyard
•	Awarded the contract for the construction of LPD-26 John P. Murtha, worth approximately $1.5 billion, including $398 million of long-lead material previously awarded

Newport News Shipbuilding

	Three Months Ended March 31,
($ in millions)	2011	2010	$ Change	% Change
Sales	$940	$907	$33	3.6%
Operating income	67	75	(8)	(10.7)%
Operating margin %	7.1%	8.3%

Newport News revenues for the three months ended March 31, 2011, increased $33 million, or 3.6 percent, from the same period in 2010, primarily driven by higher volume on aircraft carrier construction and RCOH programs and the SSN-774 Virginia-class submarine construction program, offset by lower volume on CVN-65 USS Enterprise due to redelivery in 2010.

Newport News operating income for the quarter was $67 million compared with $75 million in the same period 2010. The decrease was primarily due to the impact of lower margins on CVN-78 Gerald R. Ford.

Key Newport News program milestones for the quarter:

•	Cut the first steel and began unit fabrication work on CVN-79, the second in the Ford class of aircraft carriers
•	Along with Gamesa Technology Corp., a global leader in wind energy, launched the Offshore Wind Technology Center to jointly develop the next generation of offshore wind systems
•	Awarded a $25 million firm-fixed-price contract for submarine SSN-753 USS Albany for maintenance, repair, alterations and testing

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com

The Company

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. Employing nearly 38,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EDT on May 11, 2011. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s website at www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our costs and perform effectively; risks related to our spin-off from Northrop Grumman (including our increased costs and leverage); our ability to realize the expected benefits from consolidation of our Gulf Coast facilities; natural disasters; adverse economic conditions in the United States and globally; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements.

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit A: Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31
$ in millions, except per share amounts	2011	2010
Sales and Service Revenues
Product sales	$1,466	$1,454
Service revenues	218	258

Total sales and service revenues	1,684	1,712

Cost of Sales and Service Revenues
Cost of product sales	1,253	1,251
Cost of service revenues	197	220
General and administrative expenses	149	154

Operating income	85	87
Interest expense	(15)	(10)

Earnings before income taxes	70	77
Federal income taxes	25	36

Net earnings	$45	$41

Basic earnings per share	$0.92	$0.85
Weighted-average common shares outstanding, in millions	48.8	48.8

Diluted earnings per share	$0.92	$0.85
Weighted-average diluted shares outstanding, in millions	48.8	48.8

Net earnings from above	$45	$41
Other comprehensive income
Change in unamortized benefit plan costs	28	12
Tax (expense) benefit on change in unamortized benefit plan costs	(11)	1

Other comprehensive income, net of tax	17	13

Comprehensive income	$62	$54

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	March 31	December 31
$ in millions	2011	2010
Assets
Current Assets
Cash and cash equivalents	$225	$—
Accounts receivable, net	896	728
Inventoried costs, net	372	293
Deferred income taxes	293	284
Prepaid expenses and other current assets	46	8

Total current assets	1,832	1,313

Property, plant, and equipment, net	2,006	1,997

Other Assets
Goodwill	1,134	1,134
Other purchased intangibles, net of accumulated amortization of $357 in 2011 and $352 in 2010	582	587
Pension plan asset	144	131
Debt issuance costs	54	—
Miscellaneous other assets	53	41

Total other assets	1,967	1,893

Total assets	$5,805	$5,203

Liabilities and Equity
Current Liabilities
Notes payable to former parent	$—	$715
Trade accounts payable	252	274
Current portion of long-term debt	29	—
Current portion of workers’ compensation liabilities	198	197
Accrued interest on notes payable to former parent	—	239
Current portion of post-retirement plan liabilities	145	146
Accrued employees’ compensation	166	203
Advance payments and billings in excess of costs incurred	62	107
Provision for contract losses	61	80
Other current liabilities	211	265

Total current liabilities	1,124	2,226

Long-term debt	1,851	105
Other post-retirement plan liabilities	571	567
Pension plan liabilities	393	381
Workers’ compensation liabilities	351	351
Deferred tax liabilities	102	99
Other long-term liabilities	51	56

Total liabilities	4,443	3,785

Commitments and Contingencies (Note 12)
Shareholders’ Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; issued and outstanding as of March 31, 2011: 48,765,841	—	—
Additional paid-in capital	1,862	—
Former parent’s equity in unit	—	1,933
Accumulated deficit	(2)	—
Accumulated other comprehensive loss	(498)	(515)

Total shareholders’ equity	1,362	1,418

Total liabilities and shareholders’ equity	$5,805	$5,203

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31
$ in millions	2011	2010
Operating Activities
Net Earnings	$45	$41
Adjustments to reconcile to net cash used in operating activities
Depreciation	40	41
Amortization of purchased intangibles	5	9
Increase in
Accounts receivable	(168)	(82)
Inventoried costs	(110)	(36)
Prepaid expenses and other current assets	(38)	(4)
Increase (decrease) in
Accounts payable and accruals	(127)	(90)
Deferred income taxes	(33)	(26)
Retiree benefits	31	35
Other non-cash transactions, net	(9)	(5)

Net cash used in operating activities	(364)	(117)

Investing Activities
Additions to property, plant, and equipment	(63)	(32)

Net cash used in investing activities	(63)	(32)

Financing Activities
Proceeds from issuance of long-term debt	1,775	—
Debt issuance costs	(50)	—
Repayment of notes payable to former parent and accrued interest	(954)	—
Dividend to former parent in connection with spin-off	(1,429)	—
Net transfers from former parent	1,310	149

Net cash provided by financing activities	652	149

Increase in cash and cash equivalents	225	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$225	$—

Supplemental Cash Flow Disclosure
Cash paid for interest	$—	$—

Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$1	$1

Huntington Ingalls Industries

4101 Washington Avenue • Newport News, VA 23607

www.huntingtoningalls.com